Exhibit 10.2
STATE OF OHIO
DIVISION OF FINANCIAL INSTITUTIONS
COLUMBUS, OHIO
Written Agreement by and among
DELAWARE COUNTY BANK & TRUST COMPANY
Lewis Center, Ohio
and
STATE OF OHIO
DIVISION OF FINANCIAL INSTITUTIONS
Columbus, Ohio
WHEREAS, pursuant to Section 1121.02 of the Ohio Revised Code, the Superintendent of the Division of Financial Institutions (the “Division”) has the duty to supervise and regulate banks chartered under the laws of the State of Ohio and in recognition of its goal to maintain the financial soundness of Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”), an Ohio-chartered commercial bank, the Division has agreed to enter into this Written Agreement (the “Agreement”) with the Bank; and
WHEREAS, without admitting or denying any allegations of unsafe or unsound banking practices, and without admitting or denying any violations of law, rule or regulation, the board of directors of the Bank (the “Board”) on behalf of the Bank hereby consent to and execute this Agreement, which includes consenting to compliance with each and every provision of this Agreement by the Bank and its regulated persons, as defined in Ohio Revised Code § 1121.01(B).

NOW, THEREFORE, the Bank and the Division agree as follows:
Board Oversight/Management
1. Within sixty (60) days of the date this Agreement is executed and served upon the Bank (hereinafter the “Effective Date”), the Bank shall have and retain qualified management, which shall include an evaluation by the Board of the Bank’s financial accounting staffing needs and the Board taking any necessary action to adequately staff the Bank with qualified, experienced personnel. Management shall be provided the necessary written authority to implement the provisions of this Agreement. The qualifications of management shall be assessed on the ability to:
(a) Comply with the requirements of this Agreement;
(b) Operate the Bank in a safe and sound manner;
(c) Comply with applicable laws, rules, and regulations; and
(d) Restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk.
2. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall provide written notice to the Division. For purposes of this Agreement, such notice shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.). The Bank shall not appoint any individual to its board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Division notifies the Bank of disapproval within the time limits prescribed by Subpart 1-1 of Regulation Y.
(b) The Bank shall comply with the restrictions on indemnification set forth in Ohio Revised Code § 1701.13(E). The Bank shall further comply with any additional restrictions on indemnification and severance payments set forth in section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359) and remain vigilant of any concerns related to indemnification and severance that may impact the safety and soundness of the Bank.

Affiliate Transactions
3. The Bank shall ensure that it complies with Ohio Revised Code §§ 1109.53 through 1109.56 and Sections 23A and 23B of the Federal Reserve Act, 12 U.S.C. §§ 371c and 371c-1 regarding appropriate transactions with affiliates.
4. Within sixty (60) days of the Effective Date of this Agreement, the board shall receive training regarding laws and regulations governing transactions with affiliates. The Board shall submit written certification evidencing this training to the Division by December 31, 2010.
Financial Reporting and Recordkeeping
5. The Bank shall ensure that it has corrected and that it maintains accurate accounting and reporting in accordance with Generally Accepted Accounting Principles (“GAAP”) and other regulatory guidance, including but not limited to compliance with Ohio Revised Code §§ 1109.53 through 1109.56 and Sections 23A and 23B of the Federal Reserve Act, 12 U.S.C. §§ 371c and 371c-1 regarding appropriate transactions with affiliates.
Audit
6. (a) Within sixty (60) days from the Effective Date of this Agreement, the Board shall execute an engagement letter to hire an accounting firm to complete an audit of the intercompany accounts between and among the Bank, DCB Financial, DataTasx and DCB Title Services, LLC (the “Intercompany Audit”). Within sixty (60) days from the date of the execution of the engagement letter with the accounting firm, the Bank shall have the Intercompany Audit completed. At a minimum, the Intercompany Audit should include a thorough review of the appropriateness of accounting methods and procedures used to allocate revenue and expenses among the Bank’s affiliated organizations a reconcilement of intercompany accounts for 2009 and 2010. The Bank’s practices and procedures reviewed in the Intercompany Audit should be in accordance with GAAP and regulatory guidance. The results of the Intercompany Audit shall be sent to the Division within five (5) days of receipt by the Bank.

(b) Within thirty (30) days of the date the Bank receives the Intercompany Audit, the Bank shall make the appropriate adjustments to the Bank’s balance sheet or income statement to reflect the appropriate accounting treatment according to the findings in the Intercompany Audit.
Asset Improvement
7. (a) Within sixty (60) days of the Effective Date of this Agreement, the Bank shall submit to the Division an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of two hundred fifty thousand dollars ($250,000) including Other Real Estate Owned (“OREO”) (“Asset Improvement Plans”), that:
(i) Is past due as to principal or interest more than thirty (30) days as of the date of this Agreement;
(ii) Is on the Bank’s problem loan list; or
(iii) Was adversely classified in the Report of Examination.
(b) In developing the Asset Improvement Plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(c) The Bank shall subsequently prepare an Asset Improvement Plan within thirty (30) days of the date that any additional loan or other asset in excess of $250,000, including OREO, that:
(i) Is a past due loan as to principal or interest for more than thirty (30) days;
(ii) Is a loan on the Bank’s problem loan list; or
(iii) Is a loan adversely classified in any subsequent Report of Examination of the Bank.
(d) Within thirty (30) days after the end of each calendar quarter after the initial Asset Improvement Plans, the Bank shall submit a written progress report to the Division to update each Asset Improvement Plan. The progress reports shall include, at a minimum, the following information:
(i) The carrying value of the loan or other asset;
(ii) Changes in the nature and value of supporting collateral;
(iii) A copy of the Bank’s current problem loan list;
(iv) The Bank’s extension report; and
(v) The Bank’s past due/non-accrual report.
The Board shall review the Asset Improvement Plan progress reports before submission to the Division and shall document the review of these reports in the monthly Board meeting minutes.
(e) As of the Effective Date of this Agreement, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the Report of Examination, so long as such credit remains uncollected.

(f) As of the Effective Date of this Agreement, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard”, “Doubtful”, or is listed as Special Mention in the Report of Examination, and is uncollected unless the Board has adopted, prior to such extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interest of the Bank. A copy of the statement shall be signed by each Director, and incorporated in the minutes of the applicable Board meeting. A copy of the statement shall be placed in the appropriate loan file.
(g) Within sixty (60) days from the Effective Date of this Agreement, the Bank shall formulate adopt and implement a written plan to manage in a safe and sound manner each of the concentrations of credit identified in the Report of Examination. At a minimum the plan must provide for written procedures for the ongoing measurement and monitoring of the concentrations of credit, and a limit on concentrations commensurate with the Bank’s capital position, safe and sound banking practices, and the overall risk profile of the Bank.
Allowance for Loan and Lease Losses
8. (a) On a quarterly basis, the Board shall review the adequacy of the Bank’s allowance for loan and lease losses (“ALLL”), provide for an adequate ALLL and accurately report the same. The minutes of the Board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL recommended, if any, and the basis for determination of the amount of ALLL provided. In making these determinations, the Board shall consider regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 and December 13, 2006 and any analysis of the Bank’s ALLL provided by the Division. The Bank shall have an ongoing obligation to provide for an adequate ALLL and accurately report same until this Agreement is terminated.

(b) ALLL entries required by paragraph eight (8) shall be made prior to any capital determinations required by this Agreement.
Capital Plan
9. (a) Within ninety (90) days of the Effective Date of this Agreement, the Bank shall attain a minimum nine percent (9%) Tier 1 capital ratio. The Bank’s Tier 1 capital ratio shall remain above nine percent (9%) at all times while this Agreement is in effect.
(b) If, while this Agreement is in effect, the Bank increases capital by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the Division for review. Any changes requested to be made in the materials by the Division shall be made prior to their dissemination.
10. In the event any of the Bank’s Tier 1 capital ratios fall below nine percent (9%) while this Agreement is in effect, the Bank shall notify the Division in writing no more than thirty (30) days after the end of any quarter during which any capital ratio falls below this required percentage. Contemporaneously with the notification, the Bank shall submit an acceptable written plan detailing the Bank’s plan to increase the capital ratio at or above nine percent (9%).

Strategic Plan and Budget
11. (a) Within sixty (60) days of the Effective Date of this Agreement, the Bank shall submit a strategic plan to the Division to improve the Bank’s financial condition and earnings (the “Strategic Plan”). The Strategic Plan shall include, but not be limited to the following:
(i) Identification of the major areas where, and means by which, the Board will seek to improve the Bank’s operating performance;
(ii) An overview of the strategies that will be used to improve the Bank’s areas of operating performance designated by the Board, including but not limited to strategies for pricing policies and asset/liability management, as well as financial goals, including pro forma statements for asset growth, capital adequacy, and earnings;
(iii) A realistic and comprehensive budget for calendar years 2011 and 2012, including income statement and balance sheet projections; and
(iv) A description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
(b) Thereafter, for each calendar year that this Agreement is in effect, the Bank shall submit a Strategic Plan to the Division at least thirty (30) days prior to the beginning of the calendar year.
Dividends
12. (a) The Bank shall not declare or pay any dividends without the prior written approval of the Division as required under Section 1107.15 of Ohio Revised Code.
(b) The Bank shall submit all requests for prior approval of dividends at least thirty (30) days prior to the proposed dividend declaration date. All dividend requests shall include current and projected information, as appropriate, on the Bank’s capital, asset quality, earnings and ALLL needs. The request shall also identify the source(s) of funds for the proposed payment or distribution and any other information necessary for the Division to consider the Bank’s request.

Liquidity
13. (a) On or before December 31, 2010, the Bank shall submit a written plan to the Division detailing plans to reduce reliance on public funds and brokered deposits, as well as a contingency funding strategy that conforms to guidance in the FDIC’s Financial Institution Letter (“FIL”) 84-2008, Liquidity Risk Management, and FIL 13-2010, Funding and Liquidity Risk Management (“Liquidity Plan”).
(b) The contingency funding strategy identified in the Liquidity Plan should, at minimum:
(i) Define responsibilities and decision-making authority;
(ii) Include an assessment of possible liquidity events;
(iii) Detail how management will monitor for liquidity events, typically through stress testing of various scenarios;
(iv) Assess the potential for triggering restrictions on access to brokered and high cost deposits;
(v) Identify back-up facilities, conditions and limitations to their use, and circumstances where the Bank might use such facilities; and
(vi) Ensure access is readily available to back-up facilities.

Compliance with the Agreement
14. (a) Within ten (10) days of the Effective Date of this Agreement, the Board shall appoint a committee to monitor and coordinate the Bank’s compliance with the provisions of this Agreement (“Compliance Committee”). The Compliance Committee shall be comprised of a majority of outside directors who are not executive officers or principal shareholders of the Bank, as defined in sections 215.2(e)(l) and 215.2(m)(l) of Regulation 0 of the Board of Governors (12 C.F.R. §§ 215.2(e)(I) and 215.2(m)(I)). The Compliance Committee shall meet monthly, or more often as necessary, prepare detailed minutes of each committee meeting, and report its findings to the Board on a monthly basis.
(b) The Bank shall submit written progress reports to the Division detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof within thirty (30) days after the end of each calendar quarter following the date of this Agreement.
Approval and Implementation of Plans and Programs
15. (a) The Bank and, as applicable, shall submit all written plans required by this Agreement that are acceptable to the Division within the applicable time periods set forth in this Agreement.
(b) Within ten (10) days of approval by the Division, the Bank shall adopt the approved plans and program. Upon adoption, the Bank shall promptly implement the approved plans and programs and thereafter fully comply with them.
(c) During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Division.

Communications
16. All communications regarding this Agreement shall be sent to:
(a)	Carolyn L. Bradford Superintendent Ohio Division of Financial Institutions 77 S. High Street, 21st Floor Columbus, Ohio 43215-6120

(b)	David Folkwein Interim President and CEO Delaware County Bank & Trust Company 110 Riverbend Avenue Lewis Center, Ohio 43035
Miscellaneous
17. Notwithstanding any provision of this Agreement, the Division may, in its sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.
18. The provisions of this Agreement shall be binding upon the Bank and its successors and assigns. Failure to comply with this Agreement could result in further supervisory action against the bank and or any of its regulated persons, including but not limited to the issuance of a cease and desist order pursuant to Section 1121.32 of the Ohio Revised Code, removal from office in accordance with Sections 1121.33 and/or 1121.34 of the Ohio Revised Code and/or civil monetary penalties. Pursuant to Ohio Revised Code § 1121.35, the Division has authority to order that the Bank pay a civil penalty of not more than five thousand dollars ($5,000) per day for each day the Bank fails to comply with the terms of this Agreement. The Division may also order any regulated person, including members of the board of directors, to pay a civil penalty.

Pursuant to Ohio Revised Code Section 1121.35(A)(1)(d), the Division has the authority to order the Bank and any regulated person, including members of the board of directors, to pay a civil penalty of not more than five thousand dollars ($5,000) per day for each day the Bank and/or the regulated person fails to comply with the terms of this. The Division also has the authority pursuant to Ohio Revised Code Section 1121.35(A)(2) to order the Bank and/or any regulated person to pay a civil penalty of not more than twenty-five thousand ($25,000) per day if the failure to comply with this Agreement is a pattern of misconduct, causes more than a minimal loss to the Bank, or if it results in a benefit to the regulated person. A regulated person, such as a member of the board of directors, is personally liable for the payment of any civil penalty, and the Bank may not pay any civil penalties on behalf of a regulated person pursuant to Ohio Revised Code Section 1121.35(E).
19. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Division.
20. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Division or any other federal or state agency from taking any other action affecting the Bank, or any of its current or former institution-affiliated parties and their successors and assigns.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the 25th day of October, 2010. The Agreement will be effective immediately upon service of the Agreement on the Bank.
OHIO DEPARTMENT OF COMMERCE
DIVISION OF FINANCIAL INSTITUTIONS

By:	/s/ Carolyn L. Bradford Carolyn L. Bradford
Superintendent
DELAWARE COUNTY BANK & TRUST CO.
The undersigned directors of the Delaware County Bank and Trust Co., as directors, each acknowledge that they have read the foregoing Agreement and without admitting or denying any allegations of unsafe or unsound banking practices, and without admitting or denying any violations of law, rule or regulation, approve and consent thereto on behalf of the Bank.

By :	/s/ David Folkwein Director David Folkwein	By:	/s/ Bart Johnson Director Bart Johnson

By:	/s/ Gerald Kremer	By:	/s/ Vicki Lewis

	Director Gerald Kremer		Director Vicki Lewis

By:	/s/ Edward Powers	By:	/s/ Mark Shipps

	Director Edward Powers		Director Mark Shipps

By:	/s/ Adam Stevenson	By:	/s/ Donald Wolf

	Director Adam Stevenson		Director Donald Wolf